As filed with the Securities and Exchange Commission on October 30, 2000
                                              Registration   No.__________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                MyTurn.com, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                          11-3344575
(State or Other Jurisdiction                     (I.R.S. Employer Identification
of Incorporation)                                Number)

                           1080 Marina Village Parkway
                            Alameda, California 94501
                            Telephone: (510) 263-4800
                           Telecopier: (510) 263-4999
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                  Michael Fuchs
                             Chief Executive Officer
                                MyTurn.com, Inc.
                           1080 Marina Village Parkway
                            Alameda, California 94501
                            Telephone: (510) 263-4800
                           Telecopier: (510) 263-4999
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


                  Copies of all communications and notices to:

                              Gavin C. Grusd, Esq.
                       Certilman Balin Adler & Hyman, LLP
                                90 Merrick Avenue
                           East Meadow, New York 11554
                            Telephone: (516) 296-7000
                           Telecopier: (516) 296-7111

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                         Proposed Maximum      Proposed Maximum
                                                      Amount to be        Offering Price      Aggregate Offering        Amount of
Title of Each Class of Securities to be Registered     Registered         Per Share (3)           Price (3)         Registration Fee
------------------------------------------------ ------------------------------------------ ---------------------- -----------------

Common Stock, registered for the benefit of        9,309,646(1)(2)        $4.3125              $40,147,848          $10,600.00
certain Selling Stockholders

 Total Registration Fee: $10,600.00


(1) Includes the resale of 7,742,495 shares of MyTurn.com's common stock which are issuable upon exercise of warrants issued to certain selling security holders.

(2) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Common Stock to be registered for resale hereunder also includes an indeterminate number of shares which may become issuable upon exercise of, or otherwise with respect to, the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c).



     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

                  Subject to completion dated October 30, 2000

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                ----------------

                                MyTurn.com, Inc.

                        9,309,646 SHARES OF COMMON STOCK

The  shares  of common  stock                  A  purchase  of these  securities
offered  by this  Prospectus                   involves a high  degree  of risk.
are  being  sold by stockholders               See "Risk Factors," beginning
of MyTurn.com, Inc.                            on page 4.



                 The Common Stock of MyTurn.com, Inc. is traded
             on the Nasdaq SmallCap Market under the symbol "MYTN."



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           1080 Marina Village Parkway
                            Alameda, California 94501
                            Telephone: (510) 263-4800
                           Telecopier: (510) 263-4999



                                __________, 2000

                                TABLE OF CONTENTS

                                                                 Pages

Incorporation by Reference........................................2

The Company.......................................................4

Risk Factors......................................................4

Forward Looking Statements.......................................20

Selling Stockholders.............................................20

Plan of Distribution.............................................34

Legal Matters....................................................35

Experts..........................................................35

Additional Information...........................................36

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by MyTurn.com with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are incorporated herein by reference:

         (a) Current Report on Form 8-K, as amended, for an event dated December 22, 1999.

         (b)      Annual Report on Form 10-KSB for the year ended December 31,
                  1999.

         (c)      Quarterly Report on Form 10-QSB for the period ended March 31,
                  2000.

         (d)      Current Report on Form 8-K for an event dated June 5, 2000.

         (e)      Current Report on Form 8-K for an event dated June 28, 2000.

         (f)      Quarterly Report on From 10-QSB for the period ended June 30,
                  2000.

         (g) The description of the Registrant's shares of Common Stock, par value $.01 per share, contained in the Registrant's Registration Statement on Form 8-A (File No. 000-22611), which was declared effective by the SEC on June 10, 1997.

     All documents filed by MyTurn.com pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of MyTurn.com's shares of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from their respective dates of filing.

     MyTurn.com will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to the Secretary, 1080 Marina Village Parkway, Alameda, California 94501(telephone number: (510) 263-4800).

     This Prospectus was created after all of the documents listed in items (a) through (c) above were filed with the SEC. Therefore, there may be certain conflicts between the information contained in this Prospectus and information contained in those other documents. If there are any inconsistencies, then the statements in those earlier documents should be read as if they agree with the statements in this Prospectus.

     MyTurn.com files reports, proxy and information statements and other information with the SEC. Such reports, statements and other information filed by MyTurn.com with the SEC can be inspected and copied at prescribed rates at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following

Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

                                   THE COMPANY

     MyTurn.com is a provider of easy-to-use Internet-driven related computing products and services targeted at providing a complete solution to those without computers and access to the Internet. MyTurn.com currently markets and sells an affordable easy-to-use personal computer system, known as the GlobalPC, targeting the first-time user market. The GlobalPC is based on the GEOS operating system which MyTurn.com licenses from Geoworks Corporation. MyTurn.com has made or acquired significant improvements to this operating system. The fully integrated software application suite includes a complete operating system, Internet browser, e- mail package and office suite of software applications, such as word processing, spreadsheet, database and graphics programs.

     MyTurn.com was incorporated under the name Coastal Computer Systems, Inc. in New York on March 31, 1983 and was reincorporated in Delaware under the name Compu-DAWN, Inc. on October 18, 1996. The name was changed to MyTurn.com, Inc. on January 21, 2000.

     MyTurn.com's executive offices are located at 1080 Marina Village Parkway, Alameda, California 94501 and its telephone number is (510) 263-4800. MyTurn.com's website is http://www.MyTurn.com. Information contained on MyTurn.com's website is not part of this Prospectus.

                                  RISK FACTORS

     An investment by you in the shares of Common Stock offered by this Prospectus is speculative and involves a high degree of risk. You should only acquire these securities if you can afford to lose your entire investment. Before making an investment, you should carefully consider the following risks and speculative factors, as well as the other information contained in this Prospectus. As discussed below, this Prospectus contains forward-looking statements that involve risks and uncertainties. The actual results of MyTurn.com's operations could be significantly different from the information contained in those forward-looking statements. Those differences could result from the risk factors discussed immediately below, as well as factors discussed in other places in this Prospectus.

     In this "Risk Factors" section, "we," "our" and "ours" refer to MyTurn.com, and "you," "your" and "yours" refer to an acquiror of the shares offered by this Prospectus.

     We may not be able to sustain or grow our business because of our lack of significant revenues and recent and anticipated continuing losses.

     Period Ended                    Revenues                        Net Loss
     ------------                    --------                        --------
December 31, 1998 (Year)             $336,955                      $  2,783,552
December 31, 1999 (Year)              233,660                        13,383,485
June 30, 2000 (six months)             84,310                       111,147,409

     The table above sets out our revenues and net losses for the periods ended on the dates indicated in the first column.

     The increase in losses for the twelve months ended December 31, 1999 is primarily the result of the increase in loss from discontinued operations and an increase of approximately $7,000,000 in costs and expenses from 1998 to 1999. The net loss amount for 1999 includes a $6,792,222 loss from the discontinued operations of our subsidiary e.TV Commerce, Inc. and our public safety software business division, and an operating loss of $7,128,995 from continuing operations.

     For the six months ended June 30, 2000, MyTurn.com incurred a net loss of $111,147,407 as compared to a net loss of $6,455,547 for the same period in 1999. This increase in loss is primarily the result of the increase in costs and expenses resulting from the non-cash earnings charges discussed in the following paragraphs.

     On January 20, 2000, our shareholders approved an amendment to the 1996 Stock Option Plan which increased to 10,000,000 the number of options available to be granted. MyTurn.com previously had granted options in excess of those authorized to be granted prior to the shareholder action; therefore, MyTurn.com is required to recognize a non-cash compensation charge measured by the difference between:

        o        the exercise price of the excess 6,130,583 options granted, and

        o        the market price of our shares on January 20, 2000.

For the six months ended June 30, 2000, costs and expenses increased to $111,231,719, primarily due to the following:

         o a non-cash compensation charge of $53,085,256 resulting from the grant of options to employees, during 1999, in excess of the options available under MyTurn.com's 1996 Stock Option Plan.

         o a non-cash compensation charge of $16,708,763 resulting from the grant of options to employees in January of 2000, having an exercise price below the fair market value.

          o       a  non-cash   compensation   charge  of   $13,158,500
                  resulting from the issuance of warrants to the Chairman of the Board/Chief Executive Officer.

          o a non-cash compensation charge of $5,412,500 resulting from the issue of warrants to certain directors with an exercise price below the fair market value.

          o a non-cash compensation charge of $4,625,000 resulting from the acceleration of the vesting of warrants issued to the Chairman of the Board/Chief Executive Officer during the first quarter of 2000.

          o a non-cash compensation charges of $7,113,931 resulting from the grant of options and the issuance of warrants to non-employees.

          o a non-cash compensation charge of $1,561,359 resulting from the issuance of shares to non-employees.

          o an increase in depreciation and amortization of $2,227,305 resulting from amortization of

                  o goodwill related to the acquisition in December 1999 of assets of Global PC, Inc. of $1,804,138,
                  o       licensing fees of $190,198,
                  o web-site development and domain name costs of $158,412, and
                  o       depreciation of fixed assets of $74,557.

           o an increase in research and development costs of $827,289 related to the development of software to be used on the GlobalPC.

           o an increase in general and administrative costs by $5,739,502 which is primarily the result of the discontinuation of operations in 1999. General and administrative expenses for the six months ended June 30, 1999 were $701,491. All other general and administrative costs in 1999 were associated with the discontinued operations and are with the reflected loss from discontinued operations of $5,970,091.

These non-cash earnings charges will not impact MyTurn.com's cash flows.

     We bought certain assets of Global PC, Inc. in December 1999 which we use to manufacture and sell our product known as the GlobalPC. We are placing material reliance on the successful marketing and sale of the GlobalPC to generate our revenues in the future. We cannot assure you that we will be able to develop a market for this product, or if we do that the market will grow or even be sustained.

     We believe that we will be unable to achieve enough revenues to offset operating costs for the foreseeable future; therefore, we anticipate that operating losses will continue for at least the next twelve months. We cannot predict how long these operating losses will continue or what impact they will have on our financial condition and results of operations. We cannot assure you that our products and services will be able to compete successfully in the marketplace or that they will generate significant revenue; nor can we assure you that our business will be able to operate profitably.

     MyTurn.com needs more capital to grow and even to sustain current operations. MyTurn.com's cash requirements have been and will continue to be significant. We currently anticipate that our available cash resources and funds from operations will be sufficient to meet our presently anticipated and projected working capital and capital expenditure requirements for at least 60 days. We expect we will need to raise additional funds through private debt or equity financings within 60 days in order to continue to support current operations and develop our business plan. Since April 2000 we have primarily relied on investments and advances from our Chairman of the Board/Chief Executive Officer for our cash needs. If we do not receive further funding from the Chairman/Chief Executive Officer, and if we do not develop our business plan, we would have enough cash for about 60 days at the current level of operation. If we raise additional funds by issuing equity securities, the percentage ownership of our stockholders at that time will be reduced. Those equity securities may have rights, preferences or privileges senior to those of the holders of our shares. We cannot assure that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, MyTurn.com may not be able to

        o         fund then-existing operations;

        o         take advantage of new opportunities;

        o         develop new or enhanced services and related products;

        o         continue to develop its business plan;

        o         otherwise respond to competitive pressures; and

        o         sustain its current operations.

As a result, our business, operating results and financial condition could be materially adversely affected. Additionally, we may be forced to scale back operations.

     We have a limited operating history which does not indicate we will be successful. We were incorporated in New York on March 31, 1983 and reincorporated in Delaware on October 18, 1996. We changed our name from Compu-DAWN, Inc. to MyTurn.com, Inc. on January 21, 2000.

     Until January 1999, we were engaged primarily in the business of designing, developing, licensing, installing and servicing computer application software systems for law enforcement and public safety agencies. In January 1999 we commenced the business of selling Internet, e- commerce, and telecommunications products and services through a multi-level network marketing system of independent representatives through our subsidiary e.TV. In July, 1999 we sold the public safety software business, closed our network marketing sales activities to sell our products, and assigned our rights to receive long distance revenues to an unaffiliated third party.

     We are currently receiving income from sales of the GlobalPC, which we brought to the market in the summer of 2000, and Internet access service sales to certain GlobalPC users. We are currently selling our GlobalPC in a limited market of four cities. We expect, but cannot assure, that we will expand into more markets nationally and internationally by the end of 2000. However, we have limited history with respect to the development and sale of the GlobalPC on which to base an evaluation of our business and prospects.

     Our prospects in the business of developing and selling the GlobalPC must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of a new line of business, particularly companies in new and rapidly evolving markets such as the development and sale of high technology and telecommunications products and services, and online e-commerce. To address these risks and uncertainties, we must, among other things

        o establish and enhance the brand-name recognition for the GlobalPC;

        o establish and maintain active business relationships with mass merchandise retailers and obtain significant orders from them regularly;

        o establish and maintain licensing relationships domestically and internationally with users of our technology;

        o implement and execute our business and marketing strategy successfully;

        o continue to develop and upgrade our technology and information-processing systems;

        o         provide superior customer service;

        o         respond to competitive developments; and

        o raise adequate capital to fund manufacture of the GlobalPC, to fund marketing activities and to hire employees.

There can be no assurance that we will be successful in accomplishing all of these things, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

     We cannot assume we will be profitable. We believe that our growth and our achieving profitability will depend in large part on our ability to

        o         gain vendor and user acceptance of the GlobalPC;

        o obtain significant orders from mass merchandise retailers for the GlobalPC;

        o extend our sales into other channels such as direct marketing through infomercials and to direct sales organizations;

        o establish a market for the GlobalPC and then increase our market share;

        o provide our customers with superior Internet services and on-line commerce experiences through the use of the GlobalPC;

        o gain wider user acceptance of our computer operating technology;

        o enter into licensing relationships with licensees of our technology;

        o enter into relationships with business partners to generate revenue from website linking and other arrangements; and

        o market and sell our Internet services to users of the GlobalPC.

     We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance because of

        o         the closing of our network marketing sales operations in 1999;

        o the sale of our public safety software business division in 1999;

        o the rapidly evolving nature of business relating to the Internet and computing devices; and

        o the limited operating history in our business of developing and selling the GlobalPC and related services.

     We have to manage our potential growth with a new management team. We anticipate that:

        o         expansion of our infrastructure;

        o         development of the GlobalPC;

        o         enhancement and modification of operating system software;

        o         development of new application software programs; and

        o the need to establish and maintain relationships with mass merchandise retailers, licensees and other business partners will be required to address potential growth in our customer base and market opportunities. We expect this expansion will place a significant strain on our management, operational and financial resources, and is expected to continue to do so.

     Certain members of our management, including our Chairman of the Board /Chief Executive Officer, Chief Financial Officer/Chief Operating Officer and Chief Technology Officer, have joined us within the last ten months. Also certain key personnel came to us from GlobalPC Inc. when we acquired its assets in December 1999. Our new employees include a number of key management, engineering, marketing, planning, technical and operations personnel who have not yet been fully integrated into our company, and we expect to add additional key personnel in the near future.

     To manage the expected growth of our operations and personnel, we will be required to improve existing operational and financial systems and controls, implement new ones, and expand, train and manage our growing employee base. We also will be required to expand our finance, administrative, marketing and operations staff. Further, we may be required to enter into relationships with various strategic partners, retailers, manufacturers, suppliers and vendors, licensors and other third parties necessary to the maintenance and growth of our business. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, or that our management will be able to identify and exploit existing and potential strategic relationships and market opportunities. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

     We depend on key personnel to make our business successful. Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel. Our performance also depends on our ability to retain and motivate our other officers and key employees. The loss of the services of any of our executive officers or other key employees could delay our ability to expand the markets for our GlobalPC or establish strategic relationships and we could lose momentum and credibility because of these delays. This would have a material adverse effect on our business, results of operations and financial condition. We maintain no "key person" life insurance policies on any of our personnel.

     Our future success depends on our ability to hire, train, retain and motivate other highly skilled personnel including management, investor relations, engineering, technical, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our failure to retain and attract the necessary personnel could have a material adverse effect on our business, results of operations and financial condition.

     There are frequent changes in the markets for our products and services and interest in our products may be lost. The markets for our products and services are characterized by rapid technological change and frequent introductions of new products and services. Our ability to compete will depend on our ability to adapt, enhance and improve our existing products and services, and to develop and introduce the GlobalPC and our services in a timely and cost-competitive manner. We are also concentrating substantially all of our efforts on the marketing and sale of the GlobalPC and Internet access services to users of the GlobalPC. We cannot predict whether or not our competitors will develop services or products that will render ours outmoded or otherwise less marketable, or whether we will be able to enhance and adapt our products and services successfully. Any one of these factors may render one or more of our products or services obsolete. Other companies may be developing products or services of which we are unaware and which may be similar or superior to some or all of the products and services we offer.

     MyTurn.com substantially relies on certain licenses to develop and sell the GlobalPC. We rely substantially on our technology license agreement with Geoworks Corporation ("Geoworks") for a non-transferable license for the GEOS(R) operating software embedded in the GlobalPC. The term of this license expires on December 31, 2004 but may be renewed for additional successive one year periods, each on mutually agreeable terms, if we meet certain royalty payment and performance thresholds. Also, the license for the GEOS(R) software, specifically for use in GlobalPCs, is exclusive to us so long as we maintain certain royalty payment and other performance thresholds. The sublicense with New Deal, which is a licensee of Geoworks, is expiring on December 31, 2003, and will renew for an additional one-year. We cannot assure you that we will be able to meet the thresholds and perform our obligations to obtain and maintain exclusivity or even to keep the license.

     If we lose the license for the GEOS(R) software, we will be unable to manufacture or sell the GlobalPC. If we lose the exclusive right to use GEOS(R) software in GlobalPCs, we could face intense competition from substantially the same type of products which could contain the GEOS(R) software.

     We also have a non-transferable, exclusive sublicense from a third party for the GEOS(R) operating system for use in hard disk or other non-solid state mass storage devices. The sublicense does not cover certain markets which we believe will not meaningfully compete with us. The sublicense is for a term expiring on December 31, 2003, but may be renewed for successive one year terms if certain conditions for exclusivity are met. The sublicense will be exclusive so long as we maintain certain royalty payments and other performance thresholds. We cannot assure we will be able to meet the thresholds of, and perform our obligations under, the sublicense, or maintain the exclusivity of, or even keep the sublicense. The sublicense is also subject to the license between Geoworks and that third party being in effect during the term of the sublicense. If we lose the sublicense, our continued development and sale of the GlobalPC could be delayed for approximately ten months. Additionally, if we lose the sublicense or the exclusivity under the sublicense we could face competition from anyone who sublicenses these rights.

     We rely on the marketing and sale of our GlobalPC and licensing of our technology to generate revenue. We are relying on the successful marketing, sale and use of the GlobalPC, subscriptions to our Internet service by GlobalPC users, licensing of our technology, and website linking agreements with business partners for the near future to develop and grow our operations. We have not identified any other products which we anticipate developing and bringing to market in the foreseeable future. If we are unable to sell the GlobalPC or our market share drops because of competition from products using the GEOS(R) software or other technology, we will suffer a material adverse effect on its business, operation and prospects.

     We may not be able to continue to grow our business if we suffer problems in developing and identifying new products. All the risks inherent in developing or identifying new products and services will accompany our development efforts. These risks include:

                 o         unanticipated delays;

                 o expenses and technical problems associated with the manufacture of technology-related products; and

                 o the research, marketing and other risks related to the launching of new services and products.

     We cannot assure you that

                 o we can develop additional products or services or identify services or products of other parties which we would like to develop and sell within a reasonable time period;

                 o we will have sufficient resources to complete that development;

                 o we will have access to sufficient funding to complete development; or

                 o we can make economically reasonable arrangements for the completion of new products or the introduction of new services by third parties.

Therefore, we can make no assurances as to when, or whether, new products and/or services will be successfully developed and brought to the market or will become available.

     Emerging GlobalPC market may adversely affect product acceptance. The market for our GlobalPC is a relatively new and growing niche in the personal computing industry. If our GlobalPC does not obtain and maintain a proportionate degree of acceptance or the market for it fails to grow or grows more slowly than anticipated, or if we are unable to adapt our GlobalPC to meet changing customer requirements or technological changes in this emerging market, our business, operating results and financial condition could be materially adversely affected.

     The success of our business depends on a developing market and is dependent on continued growth of Internet communication and online commerce. Rapid growth in the use of, and interest in, the World Wide Web, the Internet and other online services is a recent phenomenon. There can be no assurance that this acceptance and use will continue to develop, nor can there be any assurance that a sufficiently broad base of the consumers we target will adopt, and continue to use, the Internet as a medium of commerce. The Internet may prove not to be a viable means of conducting commerce or communications for a number of reasons, including potentially unreliable network infrastructure and poor performance. In addition, if the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed on it by such growth. Furthermore, the World Wide Web has experienced a variety of outages and other delays, and could face such outages and delays in the future. These outages and delays could adversely affect the level of Internet use. The Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity, or due to increased governmental regulation.

     Even if the infrastructure, standards or protocols are developed and the Internet continues to be a viable commercial marketplace in the long term, we might need to incur substantial expenditures in order to adapt our Internet service and GlobalPC to changing Web technologies, which could have a material adverse effect on our business, results of operations and financial condition. The Internet may also lose viability or flexibility as a marketplace due to increased governmental regulation. Furthermore, changes in, or insufficient availability of, telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally.

     We face intense competition for our products and services. The markets for our GlobalPC and Internet products and services are intensely competitive. We compete directly with

                 o companies that manufacture and sell personal computers, Internet access and web tv products;

                 o         providers of Internet access services; and

                 o         developers of other operating systems.

     Many of our competitors have much greater name recognition and financial resources than we do. In addition, Internet access products and services and personal computers can be purchased in a wide variety of channels of distribution. Our product offerings in each product category are also relatively small compared to the wide variety of products offered by many other Internet service providers and hardware and software manufacturers. There can be no assurance that our business and results of operations will not be affected materially by market conditions and competition in the future.

     Many of our current and potential competitors in all of our markets have longer operating histories, larger customer bases, and significantly greater financial, marketing, technical and other resources than we do. Furthermore, some of these competitors enjoy greater brand recognition than we do. In addition, certain of our competition may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other online services increases. We cannot assure you that we will be able to compete successfully against current and future competitors.

     We face risks associated with information disseminated through our Internet access service. The law relating to the liability of online service companies for information carried on or disseminated through their services is currently unsettled. It is possible that claims could be made against Internet access and online service companies for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. In addition, legislation has been proposed that prohibits or imposes liability for the transmission over the Internet of certain types of information. The potential that we and other Internet access and online services providers could be exposed to liability for information carried on or disseminated through Internet access and online services could require us to take measures to reduce that exposure. These measures may require that we spend substantial amounts of money and/or consider discontinuing certain service offerings. Furthermore, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could impede the growth of Internet use. While we carry liability insurance, it may not be adequate to fully compensate us in the event we become liable for information carried on or disseminated through our service. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on our business, results of operations and financial condition.

     Our business may be hindered or restricted by governmental regulation and legal uncertainties. We are not currently subject to direct federal, state or local regulation, and laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as

                 o         user privacy;

                 o         freedom of expression;

                 o         pricing;

                 o         content and quality of products and services;

                 o         taxation;

                 o         advertising;

                 o         intellectual property rights; and

                 o         information security.

The adoption of any such laws or regulations might also slow down the growth of Internet use, which in turn could eliminate or decrease the demand for our GlobalPC and Internet services, increase our cost of doing business or in some other manner have a material adverse effect on our business, results of operations and financial condition.

     In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not address the unique issues raised by use of the Internet and related technologies. We cannot predict whether the federal government or one or more states will attempt to impose these laws upon us in the future or whether such imposition will have a material adverse effect on our business, results of operations and financial condition.

     Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also initiated actions against one online service provider regarding the manner in which personal information is collected from users and provided to third parties. That action was settled with the provider having to provide certain notices and following certain procedures to ask for and get personal information from users. Changes to existing laws or the passage of new laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business, or could in some other manner have a material adverse effect on our business, results of operations and financial condition.

     Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

     MyTurn.com is qualified to do business in Delaware, New York, California, Florida and Georgia in the United States. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our being unable to enforce contracts in those jurisdictions.

     We have no manufacturing experience and if we lose any manufacturer of the GlobalPC it could cause delay in filling orders. MyTurn.com has no experience in manufacturing products and does not intend to establish its own manufacturing operations. The GlobalPC is manufactured for us by an OEM manufacturer. We believe that if our relationship with this manufacturer ends and we have to secure another manufacturer, which we believe will be readily available, to manufacture the GlobalPC to our specifications, we could experience a delay of approximately 150 days in replenishing inventory. If inventory levels are low, this could delay the filling of orders. This in turn, could erode customer relationships and confidence, and cause us to lose customers and orders from customers.

     We could face delays in filling orders if components for our GlobalPC are unavailable. We rely on the availability of the necessary components for our GlobalPC's to be manufactured on a timely basis. There is currently a world-wide shortage of certain components which has caused a slow-down or at times a temporary halt in production of our GlobalPC units. These shortages may continue to occur and may even be more severe in the future. If our manufacturer is unable to produce a sufficient number of GlobalPC units to meet our inventory and order fulfillment needs in the future, we could suffer a depletion of inventory. This could delay the filling of orders. As a result, we could experience an erosion of customer relationships and confidence leading to a loss of customers.

     Risks relating to future acquisitions. We are exploring and will continue to explore opportunities to add or acquire

        o technology or products consistent with our current product line; and

        o businesses that make and/or market products or services not in our current line of business.

     In any opportunity that involves the acquisition of assets or a business, we can not be certain that

        o we will successfullyintegrate those assets into our planned operations;

        o all the benefits expected from such integration will be realized;

        o delays or unexpected costs related to the integration will not have a detrimental affect on implementing our business plan, or on operating results or financial condition; and

        o         we will not lose key personnel.

     Furthermore, these acquisitions may require us to obtain additional financing from banks or other financial institutions or to undertake debt or equity financing. We cannot assure you that we will be able to obtain financing on commercially reasonable terms or at all. Also, equity financing will result in a dilution to our existing stockholders; that is, the number of shares that you own will represent a smaller percentage of our outstanding shares. The degree of dilution may be significant. In the case of debt financing, we run the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest, along with other risks traditionally associated with incurring indebtedness.

     We will usually accomplish acquisitions without prior stockholder approval. The Board of Directors will decide whether any opportunity to add technology, products or a business is in the best interest of our stockholders. We cannot be certain that any such opportunities will arise, or that, if they do, we will be able to reach an agreement on terms acceptable to us. In most cases, an acquisition will be concluded without stockholder approval and our stockholders will not have an opportunity to review the financial statements of, or other information relating to, the acquisition candidate. Although we will attempt to evaluate the risks inherent in a particular acquisition, we cannot be certain that we will properly ascertain or assess such significant risk factors.

     Control by management and certain stockholders. Our directors and executive officers and certain significant stockholders own approximately 11.4% of our outstanding common shares. If certain of executive officers, directors and significant stockholders exercise options and warrants which are currently exercisable, or become exercisable within 60 days, they would own approximately 36.6% of our outstanding shares, giving effect to the exercise of those options and warrants.

     Thus, these persons, if acting together, may have the potential voting strength to exert significant influence over the election of our directors and over other matters submitted to our stockholders for approval.

     Provisions in our certificate of incorporation and by-laws, and certain state law provisions, could adversely affect our Stockholders. Our Certificate of Incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from suing a director for breach of fiduciary duty and may reduce the likelihood of derivative lawsuits against any director. A "derivative lawsuit" is one in which a stockholder sues an officer or director of the corporation on behalf of the corporation, claiming that the officer or director did some harm to the corporation. In addition, our Certificate of Incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted or not prohibited by Delaware law.

     Our Certificate of Incorporation also allows us to issue preferred stock without approval of the holders of shares. If we issue preferred stock, it could discourage a third party from buying a majority of our outstanding shares. This, in turn, could prevent our stockholders from selling their shares at a price above the market price. The rights that the holders of shares have will be subject to, and may be negatively affected by, the rights that holders of preferred stock might be given. In addition, our being governed by a staggered Board of Directors, certain provisions of our By-Laws, and certain provisions of Delaware law that are applicable to us all could delay or complicate a merger, tender offer or proxy contest involving us.

     We do not expect to pay dividends. We have never paid any dividends on our shares and do not intend to in the foreseeable future. We anticipate retaining any earnings which we may realize in the foreseeable future to finance our growth.

     Nasdaq listing rules could affect our common stock. Our shares are currently traded on the Nasdaq SmallCap Market. If we are unable to satisfy the requirements for continued quotation on that market, trading of our shares would be conducted in the over-the-counter market, in what is commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. If the shares you acquire under this Prospectus are traded only in the "pink sheets" or on the Electronic Bulletin Board, you may find it more difficult to dispose of the shares or obtain accurate quotations as to their price.

     For continued listing on the Nasdaq SmallCap Market, we are required to have, among other things, all of the following:

        o either net tangible assets of $2,000,000, or market capitalization of $35,000,000, or net income for two of the last three fiscal years of $500,000;

        o         minimum market value or public float of $1,000,000; and

        o         minimum bid price of $1.00 per share.

Nasdaq also requires that we have at least two independent directors and an Audit Committee, a majority of whose members must also be independent directors. Although we currently satisfy the net tangible assets / market capitalization / net income requirements there is no assurance we will continue to satisfy those requirements and any other requirement in the short term or the long term. If we do not develop meaningful operations relating to the sale of the GlobalPC or other business and we do not sustain operations at a meaningful level, we may fail to satisfy and maintain the continued listing criteria for the Nasdaq SmallCap Market. In such case, we would, in all likelihood, be delisted from Nasdaq.

     "Penny Stock" rules could effect our common stock. The SEC has regulations that generally define "penny stock" to be common stock that has a market price of less than $5.00 per share. Over the past 12 months our shares have traded both above and below $5.00 per share. Our shares offered are authorized for quotation on the Nasdaq SmallCap Market; therefore they are exempt from the definition of "penny stock." However, if our shares are removed from the Nasdaq SmallCap Market at any time, then, if the market price is below $5.00 per share they will be subject to rules that impose additional sales practice requirements. The "penny stock" rules may restrict the ability of broker-dealers to sell our shares, and the penny stock rules may affect your ability to sell our shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

     For transactions covered by these rules, the broker-dealer must make a special determination that a purchaser is suitable to purchase the shares and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose

        o the commission payable to both the broker-dealer and the registered representative,

        o         current quotations for the shares, and

        o         if  the   broker-dealer   is  the  sole  market   maker,   the
                  broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These rules would apply to sales by broker-dealers to persons other than established customers and accredited investors until our shares trade above $5.00 per share. Accredited investors are generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

     A significant number of shares are eligible for sale and their sale could depress our stock price. Approximately 1,567,151 of our common shares will be immediately eligible to be sold in the public market as a result of this offering. Also, approximately 7,742,495 common shares will become eligible for sale in the public market once warrants to purchase these shares are exercised. These warrants have exercise prices ranging from $1.50 to $20.25 per share. Of these warrants, warrants for approximately 4,573,002 common shares are exercisable now or will become exercisable in 60 days. The remaining warrants will become exercisable in the future or when performance thresholds are met. We cannot determine if or when these thresholds will be met. Sales of substantial amounts of our common shares in the public market after this offering could depress the market price of our common stock.

     If all outstanding options or warrants for our common shares are exercised, there would be approximately 28,000,000 common shares outstanding.

     These sales and the number of outstanding common shares also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

     An increase in the number of our outstanding shares could depress the market price of our shares. We are able to issue additional common shares, or preferred shares or other securities which are exercisable into common shares, up to our authorized capital of 60,000,000 common shares. An increase in the number of outstanding common shares in the future could depress the market price for our common shares.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by that act. MyTurn.com cautions readers that certain important factors may affect MyTurn.com's actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this prospectus or which are otherwise made by or on behalf of MyTurn.com.

     For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," "plan" or "continue" or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may affect MyTurn.com's results include, but are not limited to, the risks and uncertainties associated with the Internet and Internet-related technology and products, new technology developments, developments and regulation in the telecommunications industry, the competitive environment within the Internet and telecommunications industries, the ability of MyTurn.com to develop its infrastructure, the ability to enter into agreements with mass merchandise retailers and to develop other sales outlets for its products, the success of MyTurn.com's marketing strategy, the ability to develop consumer awareness and acceptance of our GlobalPC product, the rate at which users of the Global PC sign-up for MyTurn.com's Internet services, the ability of MyTurn.com to comply with its obligations under the manufacturing agreement for the production of the GlobalPC and related banking agreements, the continued manufacture of our Global PC product meeting satisfactory quality standards, the level of costs incurred in connection with MyTurn.com's planned expansion efforts, unascertainable risks related to possible acquisitions, uncertainties inherent in litigation, the risk of loss of management and personnel, economic conditions, and the ability of MyTurn.com to raise additional capital which will be required within the next 60 days to continue to develop and sustain its business at current levels and to implement MyTurn.com's business plan and generate revenue.

     MyTurn.com is also subject to other risks detailed in this prospectus or detailed from time to time in MyTurn.com's SEC filings. Readers are also urged to carefully review and consider the various disclosures made by MyTurn.com which attempt to advise interested parties of the factors which affect MyTurn.com's business, including, without limitation, the disclosures made under the captions "The Company" and "Risk Factors", elsewhere in this Prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each selling stockholder, the number of shares of MyTurn.com beneficially owned by such selling stockholder as of October 18, 2000 and the number of shares being offered by such selling stockholder. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, such selling stockholders are under no obligation to sell all or any portion of their shares nor are such selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. See "Plan of Distribution."

     The reflection in the table below of shares beneficially owned or to be sold in the offering is not intended to constitute a prediction as to either the number of shares into which warrants will be exercised or the number of shares otherwise eligible for registration that will be offered.

                                                                                                               Shares Owned
                                                                                                               (and Percentage
                                        Shares                                          Shares                 of All Shares)
                                        Beneficially            Shares to be            Beneficially           After the
                                        Owned Prior             Sold in the             Owned                  Offering if All
                                        to the Offering         Offering                After the              Offered Shares
Name of Selling Stockholder             (1)                     (2)                     Offering(1)            are Sold


deCerner Alain                            40,020(3)              15,020(3)              26,000                         *
------------------------------------------------------------------------------------------------------------------------
Allentown Investment Ltd.                120,060(4)              45,060(4)              75,000                         *
------------------------------------------------------------------------------------------------------------------------
Allstate Abstract Corp.                   20,010(5)               7,510(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------
Ronald Ameerali                           21,270(5)               8,770(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------
Baptist Community Services                19,760                  1,260                 18,500                         *
------------------------------------------------------------------------------------------------------------------------
Masood Bhatti                             21,270(5)               8,770(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------
Jay Bosselman                             40,020(3)              15,020(3)              25,000                         *
------------------------------------------------------------------------------------------------------------------------
John W. Caldwell                          20,010(5)               7,510(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------
Vincent Campitiello                       21,270(5)               8,770(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------
Dr. Hans-Christian Donnerstag             40,020(3)              15,020(3)              25,000                         *
------------------------------------------------------------------------------------------------------------------------
Frank J. Gandio                           20,010(5)               7,510(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------
Louis Gandio                              20,010(5)               7,510(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------
Louis Gandio, Jr.                         20,010(5)               7,510(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------
Ralph Harrari                             40,020(3)              15,020(3)              25,000                         *
------------------------------------------------------------------------------------------------------------------------


                                       21



                                        Shares                                          Shares                 of All Shares)
                                        Beneficially            Shares to be            Beneficially           After the
                                        Owned Prior             Sold in the             Owned                  Offering if All
                                        to the Offering         Offering                After the              Offered Shares
Name of Selling Stockholder             (1)                     (2)                     Offering(1)            are Sold

Martin Hodas                             120,060(4)              45,060(4)              75,000                         *
------------------------------------------------------------------------------------------------------------------------
T.H. Holloway                             19,760                  1,260                 18,500                         *
------------------------------------------------------------------------------------------------------------------------
Neil Jones                                39,520                  2,520                 37,000                         *
------------------------------------------------------------------------------------------------------------------------
Simon Ostrowlecki                         39,520                  2,520                 37,000                         *
------------------------------------------------------------------------------------------------------------------------
Garry and Rebecca Perrine                 79,040                  5,040                 74,000                         *
------------------------------------------------------------------------------------------------------------------------
Michael Rosenfeld & Stanley               40,020(3)              15,020(3)              25,000                         *
  Eisenberg TTEE's
  Testamentary Trust
  Robert T. Rosenfeld, Trustee
------------------------------------------------------------------------------------------------------------------------
Hart Rotenberg                            39,520                  2,520                 37,000                         *
------------------------------------------------------------------------------------------------------------------------
Joseph Rotenberg                          39,520                  2,520                 37,000                         *
------------------------------------------------------------------------------------------------------------------------
Richard Rozzi                             40,020(3)              15,020(3)              25,000                         *
------------------------------------------------------------------------------------------------------------------------
Seabrite Investment Corporation          513,760                 32,760                481,000                      3.95%
-------------------------------------------------------------------------------------------------------------------------
Sarjit Singh                              40,020(3)              15,020(3)              25,000                         *
------------------------------------------------------------------------------------------------------------------------
Socrates Skiadas                          40,020(3)              15,020(3)              25,000                         *
------------------------------------------------------------------------------------------------------------------------
Christopher Leng Smith                    20,010(5)               7,510(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------
United Technologies Limited              240,120(6)              90,120(6)             150,000                      1.23%
-------------------------------------------------------------------------------------------------------------------------
Jean Pierre Varon                         40,020(3)              15,020(3)              25,000                         *
------------------------------------------------------------------------------------------------------------------------
Richard E. Volkman                        20,010(5)               7,510(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------


                                       22



                                        Shares                                          Shares                 of All Shares)
                                        Beneficially            Shares to be            Beneficially           After the
                                        Owned Prior             Sold in the             Owned                  Offering if All
                                        to the Offering         Offering                After the              Offered Shares
Name of Selling Stockholder             (1)                     (2)                     Offering(1)            are Sold

Donald S. Wall                            20,010(5)               7,510(5)              12,500                         *
------------------------------------------------------------------------------------------------------------------------
Joseph Charles & Associates,              12,000(7)               6,000(7)               6,000                         *
Inc. Warrant Plan
------------------------------------------------------------------------------------------------------------------------
Joseph Charles & Associates,              11,000(7)               5,000(7)               6,000                         *
Inc. (IB Bonus Pool)
------------------------------------------------------------------------------------------------------------------------
Joseph Charles & Associates,              42,250(7)              19,000(7)              23,250                         *
Inc.
------------------------------------------------------------------------------------------------------------------------
Bruce Jordan                               6,160(7)               2,800(7)               3,360                         *
------------------------------------------------------------------------------------------------------------------------
Edward McPhee                             40,000(7)              10,000(7)              30,000                         *
------------------------------------------------------------------------------------------------------------------------
Mystical Dragon, LP                       24,200(7)              11,000(7)              13,200                         *
------------------------------------------------------------------------------------------------------------------------
Anthony C. Pintsopoulos                   11,880(7)               5,400(7)               6,480                         *
------------------------------------------------------------------------------------------------------------------------
Suzanne Trapani                            1,760(7)                 800(7)                 960                         *
------------------------------------------------------------------------------------------------------------------------
Gerald and Esther Daniel                     400(7)                 400(7)                   0                         *
------------------------------------------------------------------------------------------------------------------------
Michael Daniels                            2,000(7)               2,000(7)                   0                         *
Kay Daniels
------------------------------------------------------------------------------------------------------------------------
Geraldine and Alan Daniels                20,000(7)              20,000(7)                   0                         *
------------------------------------------------------------------------------------------------------------------------
Robert Daniels                               800(7)                 800(7)                   0                         *
------------------------------------------------------------------------------------------------------------------------
Mark Goldstein                             2,400(7)               2,400(7)                   0                         *
------------------------------------------------------------------------------------------------------------------------
Carl J. Hanig                                800(7)                 800(7)                   0                         *
------------------------------------------------------------------------------------------------------------------------
Barry Kramer                               1,000(7)               1,000(7)                   0                         *
Donna Zalichin
------------------------------------------------------------------------------------------------------------------------
David Lum                                    800(7)                800(7)                    0                         *


                                       23



                                        Shares                                          Shares                 of All Shares)
                                        Beneficially            Shares to be            Beneficially           After the
                                        Owned Prior             Sold in the             Owned                  Offering if All
                                        to the Offering         Offering                After the              Offered Shares
Name of Selling Stockholder             (1)                     (2)                     Offering(1)            are Sold

Stephen J. Lum                              200(7)                200(7)                     0                         *
------------------------------------------------------------------------------------------------------------------------
Velma Lum                                   800(7)                800(7)                     0                         *
------------------------------------------------------------------------------------------------------------------------
John F. Riley                             1,600(7)              1,600(7)                     0                         *
------------------------------------------------------------------------------------------------------------------------
Christine L. Wallace as                     200(7)                200(7)                     0                         *
  Custodian for Jacob Wallace
------------------------------------------------------------------------------------------------------------------------
Christine L. Wallace as                     200(7)                200(7)                     0                         *
  Custodian for Lara Wallace
------------------------------------------------------------------------------------------------------------------------
Joseph E. Antonini(8)                    50,000(9)             150,000(10)                   0                         *
------------------------------------------------------------------------------------------------------------------------
StarNet                                  32,953                 32,953                       0                         *
------------------------------------------------------------------------------------------------------------------------
Kenneth Wilson(11)                       27,800(12)             92,860(13)                   0                         *
------------------------------------------------------------------------------------------------------------------------
Geoworks Corporation                    250,000(7)             250,000(7)                    0                         *
------------------------------------------------------------------------------------------------------------------------
Union Atlantic, L.C.                     30,000(7)              30,000(7)                    0                         *
------------------------------------------------------------------------------------------------------------------------
A.S. Holdings, Inc.                       3,538                  7,076(14)(15)               0                         *
------------------------------------------------------------------------------------------------------------------------
Carlos D. Binns(16)                       9,167(17)             10,000(14)(18)           9,167(17)                     *
------------------------------------------------------------------------------------------------------------------------
Mark Bradlee(19)                        432,440(20)            742,200(14)(21)         196,334(17)                  1.59%
------------------------------------------------------------------------------------------------------------------------
Christine M. Bradlee Trust,              16,000(22)             80,000(14)(23)               0                         *
  Mark Bradlee as Trustee
------------------------------------------------------------------------------------------------------------------------
Timothy J. Bradlee Trust,                16,000(22)             80,000(14)(23)               0                         *
  Mark Bradlee as Trustee
------------------------------------------------------------------------------------------------------------------------
Bradley Family Education                 16,000(22)             30,000(14)(23)               0                         *
  Trust, Mark Bradlee as
  Trustee


                                       24




                                        Shares                                          Shares                 of All Shares)
                                        Beneficially            Shares to be            Beneficially           After the
                                        Owned Prior             Sold in the             Owned                  Offering if All
                                        to the Offering         Offering                After the              Offered Shares
Name of Selling Stockholder             (1)                     (2)                     Offering(1)            are Sold

Daniel J. Bradlee Trust, Mark            16,000(22)              80,000(14)(23)              0                         *
Bradlee as Trustee
------------------------------------------------------------------------------------------------------------------------
Breadbox Computer                       772,746                 772,746                      0                         *
Company
------------------------------------------------------------------------------------------------------------------------
Gordon A. Campbell                       35,382                  70,764(14)(24)              0                         *
------------------------------------------------------------------------------------------------------------------------
Brian Chin(25)                           99,601(26)             203,000(14)(27)         39,334(17)                     *
------------------------------------------------------------------------------------------------------------------------
David Durran(28)                        194,000(29)             395,000(14)(30)         76,667(17)                     *
------------------------------------------------------------------------------------------------------------------------
Harfa Holdings Inc.                       3,538                   7,076(14)(15)              0                         *
------------------------------------------------------------------------------------------------------------------------
Insyde Software                           8,103                   8,103(14)                  0                         *
------------------------------------------------------------------------------------------------------------------------
Anna M. Lijphart and Brian              228,169(31)             239,431(14)(32)         33,334(33)                     *
Dougherty
------------------------------------------------------------------------------------------------------------------------
Paul Chesterman                           2,776                   2,776(14)                  0                         *
------------------------------------------------------------------------------------------------------------------------
John and Honora McEvily                   3,538                   7,076(14)(15)              0                         *
------------------------------------------------------------------------------------------------------------------------
Media Supply                              4,540                   9,080(14)(34)              0                         *
------------------------------------------------------------------------------------------------------------------------
Leonard Mendell                           3,538                   7,706(14)(15)              0                         *
------------------------------------------------------------------------------------------------------------------------
Michael Needleman                        14,153                  28,306(14)(35)              0                         *
------------------------------------------------------------------------------------------------------------------------
Performance Marketing, Inc.              23,352                  46,704(14)(36)              0                         *
------------------------------------------------------------------------------------------------------------------------
Planned Marketing Solution               16,347                  16,347(14)                  0                         *
------------------------------------------------------------------------------------------------------------------------
Productivity Enhancement                  2,642                   2,642(14)                  0                         *
Products
------------------------------------------------------------------------------------------------------------------------
Raumer & Associates                       1,647                   1,647(14)                  0                         *


                                       25




                                        Shares                                          Shares                 of All Shares)
                                        Beneficially            Shares to be            Beneficially           After the
                                        Owned Prior             Sold in the             Owned                  Offering if All
                                        to the Offering         Offering                After the              Offered Shares
Name of Selling Stockholder             (1)                     (2)                     Offering(1)            are Sold

Donald Reeves(37)                       193,550(38)             394,500(14)(39)         76,667(17)                     *
------------------------------------------------------------------------------------------------------------------------
Louie Reyes                                   0                  45,000(14)(17)              0                         *
------------------------------------------------------------------------------------------------------------------------
Matt Rothman                              5,491                   5,491(14)                  0                         *
------------------------------------------------------------------------------------------------------------------------
Michael Lipson                            5,490                   5,490(14)                  0                         *
------------------------------------------------------------------------------------------------------------------------
Chris Ruppel                              1,131                   1,131(14)                  0                         *
------------------------------------------------------------------------------------------------------------------------
Ryantronics Sales & Imports,              3,538                   7,076(14)(15)              0                         *
Inc.
------------------------------------------------------------------------------------------------------------------------
David R. Sicklesteel                      7,077                  14,154(14)(40)              0                         *
------------------------------------------------------------------------------------------------------------------------
Alex Simonini(41)                        21,967(17)              36,000(14)(18)         21,967(17)                     *
------------------------------------------------------------------------------------------------------------------------
Steven W. Smith                          14,152                  28,304(14)(42)              0                         *
------------------------------------------------------------------------------------------------------------------------
SPLZI Partners, LLC                      35,382                  70,764(14)(24)              0                         *
------------------------------------------------------------------------------------------------------------------------
Lori Freeman                             20,000                  20,000                      0                         *
------------------------------------------------------------------------------------------------------------------------
Melissa Mason                            20,000                  20,000                      0                         *
------------------------------------------------------------------------------------------------------------------------
Slava Volman                             20,000                  20,000                      0                         *
------------------------------------------------------------------------------------------------------------------------
David L. Stetson                         27,500                  27,500                      0                         *
------------------------------------------------------------------------------------------------------------------------
Denis Squeri(43)                        172,167(44)             290,000(14)(45)         70,834(17)                     *
------------------------------------------------------------------------------------------------------------------------
David Hunter Squeri                       3,466(46)              37,500(14)(47)              0                         *
  Custodial Trust, Denis J.
  Squeri as Trustee
------------------------------------------------------------------------------------------------------------------------
Richard Lawson Squeri                     3,466(46)              37,500(14)(47)              0                         *
  Custodial Trust, Denis J.
  Squeri as Trustee


                                       26




                                        Shares                                          Shares                 of All Shares)
                                        Beneficially            Shares to be            Beneficially           After the
                                        Owned Prior             Sold in the             Owned                  Offering if All
                                        to the Offering         Offering                After the              Offered Shares
Name of Selling Stockholder             (1)                     (2)                     Offering(1)            are Sold

Status One Investments, Inc.             14,153                  28,306(14)(48)              0                         *
------------------------------------------------------------------------------------------------------------------------
John Wedgewood                            2,690                   2,690(14)                  0                         *
------------------------------------------------------------------------------------------------------------------------
Chase Venture Capital                    85,164                 170,328(14)(49)              0                         *
Associates
------------------------------------------------------------------------------------------------------------------------
Brian Dougherty(50)                     228,169(51)             506,400(14)(52)         33,334(17)                     *
------------------------------------------------------------------------------------------------------------------------
Odyssey Capital, LLC                     62,500                 112,000(53)                 0                          *
------------------------------------------------------------------------------------------------------------------------
Smith Public Relations                   25,411                  25,411(14)                 0                          *
------------------------------------------------------------------------------------------------------------------------
TechFarm II L.P.                         42,666(54)             182,000(14)(55)             0                          *
------------------------------------------------------------------------------------------------------------------------
TechFarm Management, Inc.                 7,563                   7,563(14)                 0                          *
------------------------------------------------------------------------------------------------------------------------
TechFund Capital, L.P.                  136,795                 273,590(14)(56)             0                          *
------------------------------------------------------------------------------------------------------------------------
TechFund Capital                         13,577                  27,154(14)(57)             0                          *
Management, LLC
------------------------------------------------------------------------------------------------------------------------
World Corp. Management                  300,000(7)              300,000(7)                  0                          *
Palm Beach, Inc.
------------------------------------------------------------------------------------------------------------------------
William Reeves                              266(54)                 500(58)                 0                          *
------------------------------------------------------------------------------------------------------------------------
Michael Fuchs(59)                     2,500,000(7)            2,500,000(7)                  0                          *
------------------------------------------------------------------------------------------------------------------------
Global PC, Inc.                         145,438(60)             158,881(61)                 0                          *


------------
*Less than 1%

         (1) Unless otherwise noted, MyTurn.com believes that all persons named above have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days from October 18, 2000 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from October 18, 2000 have been exercised.

         (2) The number of shares which the selling stockholders may sell pursuant to this prospectus may exceed the number of shares each of them may beneficially own as determined pursuant to
                  Section 13(d) of the Exchange Act, because all of the shares underlying warrants held by certain selling stockholders are registered for resale pursuant to the Registration Statement of which this prospectus is a part, even though beneficial ownership of some or all of those shares may only vest in the selling stockholders more than 60 days after October 18, 2000.

         (3)      Includes 12,500 shares issuable upon the exercise of warrants.

         (4)      Includes 37,500 shares issuable upon the exercise of warrants.

         (5)      Includes 6,250 shares issuable upon the exercise of warrants.

         (6)      Includes 75,000 shares issuable upon the exercise of warrants.

         (7)      Issuable upon the exercise of warrants.

         (8)      Mr. Antonini has been a Director of MyTurn.com, since January
                  2000.

         (9) Issuable upon the exercise of warrants which are currently exercisable or exercisable within 60 days of October 18, 2000.

         (10) Includes 50,000 common shares issuable upon the exercise of warrants which are currently exercisable, and 100,000 common shares which are issuable upon the exercise of warrants which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot presently be determined.

         (11) Mr. Wilson was employed by MyTurn.com from November 4, 1998 thru July 21, 2000.

         (12) Includes 40,500 common shares underlying currently exercisable Class B Warrants.

         (13) Includes 40,500 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot presently be determined, and 51,000 common shares underlying Class B Warrants.

         (14) The common shares and/or common shares underlying warrants are subject to an agreement between the holder and MyTurn.com, restricting the transfer of those shares for a period expiring December 22, 2000 without MyTurn.com's consent.

         (15) Includes 3,538 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot presently be determined.

         (16) Mr. Binns has been employed by MyTurn.com as a QA Engineer since August 20, 2000.

         (17) Issuable upon the exercise of options which are currently exercisable.

         (18) Issuable upon the exercise of Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot presently be determined.

         (19) Mr. Bradlee has been a director and the Executive Vice President of MyTurn.com since December 1999.

         (20)     Includes   236,106   common   shares   underlying    currently
                  exercisable Class B Warrants and 196,334 common shares underlying options which are currently exercisable. Does not include an aggregate of 64,000 common shares issuable to Timothy J. Bradlee Trust, Christine M. Bradlee Trust, Bradlee Family Trust, and the Daniel J. Bradlee Trust underlying Class B Warrants which are currently exercisable.

         (21) Includes 299,500 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot presently be determined, and 442,700 common shares underlying Class B Warrants. Does not include 150,000 common shares underlying Class A Warrants and 120,000 common shares underlying Class B Warrants issuable to Timothy J. Bradlee Trust, Christine M. Bradlee Trust, Bradlee Family Trust, and the Daniel J. Bradlee Trust.

         (22) Issuable upon the exercise of currently exercisable Class B Warrants. Does not include 236,106 common shares underlying currently exercisable Class B Warrants of Mark Bradlee, and 196,334 common shares underlying options granted to Mark Bradlee, which are currently exercisable or exercisable within 60 days.

         (23) Includes 50,000 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined, and 30,000 common shares underlying Class B Warrants.

         (24) Includes 35,382 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot presently be determined.

         (25) Mr. Chin has been employed by MyTurn.com as a Senior Engineer since September 23, 2000.

         (26) Issuable upon the exercise of currently exercisable Class B Warrants.

         (27) Includes 90,000 common shares underling Class A Warrants and 113,000 common shares underlying Class B Warrants.

         (28) Mr. Durran has served as MyTurn.com's Vice President Hardware Development since December 1999.

         (29)     Includes   117,333   common   shares   underlying    currently
                  exercisable Class B Warrants and 76,667 common shares underlying stock options which are currently exercisable or exercisable within 60 days.

         (30) Includes 175,000 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined and 220,000 common shares underlying Class B Warrants.

         (31)     Includes   150,239   common   shares   underlying    currently
                  exercisable Class B Warrants and 33,334 common shares underlying currently exercisable stock options of Brian Dougherty.

         (32) Includes 44,596 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined and 150,239 common shares underlying Class B Warrants.

         (33) Common shares underlying currently exercisable stock options of Brian Dougherty.

         (34) Includes 4,540 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined.

         (35) Includes 14,153 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined.

         (36) Includes 23,352 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined.

         (37) Mr. Reeves has served as MyTurn.com's Vice-President, Software Development since December 1999.

         (38)     Includes   116,833   common   shares   underlying    currently
                  exercisable Class B Warrants and 76,667 common shares underlying stock options which are currently exercisable or exercisable within 60 days.

         (39) Includes 175,000 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined and 219,500 common shares underlying Class B Warrants.

         (40) Includes 7,077 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined.

         (41) Mr. Simonini has been a Director, Business Development since August 25, 1999.

         (42) Includes 14,152 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined.

         (43) Mr. Squeri has served as MyTurn.com's Vice President, Retail Marketing since December 1999.

         (44)     Includes   101,333   common   shares   underlying    currently
                  exercisable Class B Warrants and 70,834 common shares underlying stock options which are currently exercisable or exercisable within 60 days. Does not include an aggregate of 7,932 Common shares issuable to David H. Squeri Custodial Trust, and Richard L. Squeri Custodial Trust underlying currently exercisable Class B Warrants.

         (45) Includes 100,000 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot presently be determined, and 190,000 common shares underlying Class B Warrants. Does not include an aggregate of 62,000 common shares underlying Class A Warrants, and an aggregate of 13,000 common shares underlying Class B Warrants issuable to David H. Squeri Custodial Trust and Richard L. Squeri Custodial Trust.

         (46) Issuable upon the exercise of currently exercisable Class B Warrants. Does not include 101,333 common shares issuable to Denis Squeri upon the exercise of currently exercisable Class B Warrants, or 70,834 common shares issuable to Denis Squeri upon the exercise of options which are currently exercisable or exercisable within 60 days.

         (47) Includes 31,000 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined and 6,500 common shares underlying Class B Warrants.

         (48) Includes 14,153 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot presently be determined.

         (49) Includes 85,164 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined.

         (50) Mr. Dougherty has served as a Director since January 2000 and MyTurn.com's Chief Technology Officer since October 13, 2000.

         (51) Includes 150,239 common shares underlying currently exercisable Class B Warrants. Includes 33,334 common shares issuable upon the exercise of currently exercisable stock options and 44,596 common shares beneficially owned by Anna J. Lijphart and Brian Dougherty.

         (52) Includes 224,700 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined, and 281,700 common shares underlying Class B Warrants.

         (53) Includes 50,000 common shares issuable upon the exercise of currently exercisable warrants.

         (54) Issuable upon the exercise of currently exercisable Class B Warrants.

         (55) Includes 102,000 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined, and 80,000 common shares underlying Class B Warrants.

         (56) Includes 136,795 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined.

         (57) Includes 13,577 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot be presently determined.

         (58)     Issuable upon the exercise of Class B Warrants.

         (59) Mr. Fuchs has been a director of MyTurn.com, since January 2000 and Chairman of the Board and Chief Executive Officer since April 2000.

         (60) Includes 133,000 common shares issuable upon the exercise of currently exercisable Class C Warrants.

         (61) Includes 13,443 common shares underlying Class A Warrants, which are exercisable upon MyTurn.com reaching certain business milestones, the timing of which, if reached, cannot presently be determined, and 133,000 common shares issuable upon the exercise of currently exercisable Class C Warrants.

The shares offered hereby, and included in the registration statement of which this Prospectus is a part, include such additional number of shares as may be issuable upon exercise of warrants by reason of any stock split, stock dividend or similar transaction involving the shares, in each case in order to prevent dilution, in accordance with Rule 416. In the event the number of shares issuable upon exercise of warrants exceeds the number of shares included in the registration statement, an additional registration statement would be required to cover the excess.

     There are no commitments pursuant to which MyTurn.com will receive any proceeds form the sale of the shares by the selling stockholders.

     To MyTurn.com's knowledge, no selling stockholder has had any position, office or other material relationship with MyTurn.com or any of its affiliates during the past three years other than as a holder of MyTurn.com's securities, except that

                 o Michael Fuchs is Chairman of the Board and Chief Executive Officer

                 o        Brian Dougherty is Chief Technology Officer and a
                          Director

                 o        Mark Bradlee is Executive Vice President, and a
                          Director

                 o        R.E. (Teddy) Turner, IV is a Director

                 o        Dave Durran is Vice President Hardware Development

                 o        Don Reeves is Vice President Software Development

                 o        Dennis Squeri is Vice President, Retail Marketing

                                 USE OF PROCEEDS

     All the shares offered hereby are being offered for the account of the selling stockholders. Accordingly, MyTurn.com will not receive any proceeds of any sales made under this prospectus, but will receive the exercise price of any warrants exercised by any of the selling stockholders. Based on currently available information, MyTurn.com intends to utilize any proceeds received from the exercise of warrants for working capital and general corporate purposes. MyTurn.com may use all or a portion of such proceeds for other purposes, should a reapportionment or redirection of funds be determined to be in the best interests of MyTurn.com.

                              PLAN OF DISTRIBUTION

     The shares may be sold or distributed from time to time by the selling stockholders or by their pledgees, donees, transferees or successors in interest. The shares may be sold or distributed directly to one or more purchasers, including pledgees, or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals. Sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

     The distribution of the shares may be effected in one or more of the following methods:

        o through agents, broker-dealers or underwriters to be designated, in or through privately negotiated transactions;

        o through agents, broker-dealers or underwriters on the Nasdaq SmallCap Market or on any other market or exchange on which the shares may be listed;

        o purchases by brokers, dealers or underwriters as principal and resale by them for their own accounts pursuant to this prospectus;

        o short sales against the box, puts and calls, and other transactions in securities of MyTurn.com or derivatives thereof;

        o in connection with the pledging of shares as collateral for margin accounts, the shares may be resold pursuant to the terms of such accounts; or

        o any combination of the foregoing, or by any other legally available means.

     Resales or reoffers of the shares by the selling stockholders under the registration statement and which this prospectus is a part must be accompanied by a copy of this Prospectus.

     Furthermore, sales may be made either pursuant to the Registration Statement or under Section 4(1) of the Securities Act, or pursuant to Rule 144 under the Securities Act. Sales or other distribution of an aggregate of up to 5,177,968 shares, inclusive of 4,553,684 shares underlying unexercised warrants, by certain selling stockholders who acquired these shares and/or warrants in connection with our assets from Global PC will also be subject to the terms and provisions of a Transfer Restriction Agreement between each of those selling stockholders and MyTurn.com. Those Transfer Restriction Agreements restrict the sale or transfer of the shares for a period expiring on December 21, 2000.

     The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the shares by them, and any discounts, commissions or concessions received by them, may be deemed to be underwriting commissions or discounts under the Securities Act. Neither MyTurn.com nor any individual selling stockholder can presently estimate the amount of such compensation.

     Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

     There can be no assurance that the selling stockholders will sell any or all of the shares offered by them under this prospectus.

                                  LEGAL MATTERS

         Certain matters relating to the legality of the securities being offered hereby are being passed upon for MyTurn.com by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.

                                     EXPERTS

     The conslidated financial statements as of December 31, 1999 and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of MyTurn.com, Inc. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of December 31, 1998 and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of MyTurn.com, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the reports of Lazar Levine & Felix LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     MyTurn.com has filed a Registration Statement on Form S-3 with the SEC under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the registration statement. For further information with respect to MyTurn.com and the securities offered hereby, reference is made to the registration statement and to the exhibits filed therewith, copies of which may be obtained upon payment of a fee prescribed by the SEC, or may be examined free of charge at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1- 800-SEC-0330. Furthermore, the SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding MyTurn.com. The address of such Web site is http://www.sec.gov. Each statement made in this Prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

     No one has been authorized to give any information or make any representation not contained in, or incorporated by reference into, this Prospectus. Therefore, you cannot rely on any information you receive or representations made that are not in, or incorporated by reference into, this Prospectus.

     If the laws of the place where you live require (a) the authorization of any offer to sell our shares, or the solicitation of any offer to buy our shares, through this Prospectus, or (b) the qualification of the person making the offer or solicitation, and that authorization or qualification has not been obtained, then this Prospectus is not an offer to sell our shares or the solicitation of an offer to buy our shares. Also, if it is unlawful for us to offer our shares to, or solicit an offer to buy our shares from, a particular person, this Prospectus is not an offer to or solicitation from such a person. Under no circumstances should you assume that the information in this Prospectus is correct after the date on the cover page.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (estimated except for the Registration Fee) in connection with the offering described in the Registration
Statement:

 Registration Fee...................................................$ 10,600
 Accountants' Fees and Expenses....................................    5,000
 Legal Fees and Expenses...........................................   30,000
 Miscellaneous.....................................................    5,000
                                                                    --------
 Total..............................................................$ 50,600
                                                                    ========

Item 15.  Indemnification of Directors and Officers.

     Article X of MyTurn.com's Certificate of Incorporation eliminates the personal liability of directors to MyTurn.com and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to MyTurn.com or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Additionally, MyTurn.com has included in its Certificate of Incorporation and its by- laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under MyTurn.com's by-laws, any agreement, vote of stockholders or otherwise.

     The effect of the foregoing is to require MyTurn.com to the extent permitted by law to indemnify the officers, directors, employees and agents of MyTurn.com for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of MyTurn.com, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In connection with this Registration Statement, certain of the selling stockholders, severally but not jointly, have agreed to indemnify MyTurn.com, its directors, each of its officers who signed this Registration Statement, its employees, agents and each person who controls it within the meaning of Section 15 of the Securities Act with respect to any statement in or omission from the Registration Statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to MyTurn.com by the selling stockholders specifically for use in connection with the preparation of the Registration Statement. Each selling stockholder's indemnification obligations are limited to the amount such selling stockholder actually receives as a result of the sale of the shares registered for resale hereunder.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling MyTurn.com pursuant to the foregoing provisions, MyTurn.com has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

Exhibit Number          Description of Exhibit

              5         Opinion of Certilman Balin Adler & Hyman, LLP

             23.1       Consent of Lazar Levine & Felix LLP

             23.2       Consent of PricewaterhouseCoopers LLP(1)

             23.3 Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5)

             24 Powers of Attorney (included in signature page forming a part hereof).

----------------
(1)     To be filed by Amendment.

Item 17.  Undertakings.

     The undersigned Company hereby undertakes:

          (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

               (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the Prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) Include any additional or changed material information on the plan of distribution; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by MyTurn.com under the Exchange Act.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MyTurn.com pursuant to the provisions described under Item 15 above, or otherwise, MyTurn.com has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MyTurn.com of expenses incurred or paid by a director, officer or controlling person of MyTurn.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MyTurn.com will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, MyTurn.com, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 30th day of October, 2000.

                                                MyTurn.com, Inc.

                                                By:/s/ Michael Fuchs
                                                   ---------------------------
                                                   Michael Fuchs
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                                POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Michael Fuchs with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of his substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                             Capacity                      Date
---------                             --------                      ----

/s/ Michael Fuchs              Chairman of the Board,           October 30, 2000
-------------------------      Chief Executive Officer,
Michael Fuchs                  and Director (Principal
                               Executive Officer Principal
                               Accounting Officer Principal
                               Financial Officer)

/s/ Joseph Antonini            Director                         October 30, 2000
-------------------------
Joseph Antonini

/s/ Mark Bradlee               Director                         October 30, 2000
-------------------------
Mark Bradlee

                               Director                          _________, 2000
-------------------------
Jeffrey Coats

/s/ Brian Dougherty            Director                         October 30, 2000
-------------------------
Brian Dougherty

/s/ Mark Kaplan                Director                         October 30, 2000
-------------------------
Mark N. Kaplan

/s/ Harol Lazarus              Director                         October 30, 2000
-------------------------
Harold Lazarus, Ph.D.

                               Director                         __________, 2000
--------------------------
R.E. (Teddy) Turner, IV

/s/ Andrew Malik               Director                         October 30, 2000
--------------------------
Andrew Malik